CONTACT: Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Margery B. Myers
Vice President, Corporate Communications and Public Relations
(781) 741-4019

Cara O’Brien - Investor Relations
Stephanie Sampiere - Media Relations
Financial Dynamics
(212) 850-5600

TALBOTS ACHIEVES THIRD QUARTER EARNINGS PER SHARE OF
$0.60, VERSUS LAST YEAR’S RECORD $0.63

        Hingham, MA, November 19, 2003 – The Talbots, Inc. (NYSE: TLB) today announced results for the third quarter ended November 1, 2003. Net income was $34.8 million, a 7% decrease from the $37.4 million in net income reported for the same period last year. Earnings per share decreased 5% to $0.60 per diluted share, compared to $0.63 per diluted share reported last year.

        Total Company sales for the quarter increased 2% to $408.2 million compared to $401.8 million last year. Retail store sales increased 2% to $345.0 million from $339.7 million in the same period in fiscal 2002. Included in retail store sales was a decrease in comparable store sales of 4.5%. Catalog sales increased 2% to $63.2 million from $62.1 million last year.

(continued)

Page 2.

        For the 39-week period, net income decreased 10% to $82.7 million, compared to the $92.4 million earned in the same 39-week period in fiscal 2002. Earnings per share decreased 6% to $1.43 per diluted share, compared to $1.52 per diluted share reported last year. Total Company sales increased 3% to $1,192.8 million versus $1,163.5 million last year. Retail store sales increased 3% to $1,013.6 million from $984.4 million last year. Included in retail store sales was a decrease in comparable store sales of 3.5%. Catalog sales were approximately even at $179.2 million compared to $179.1 million last year.

        Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “We reported third quarter earnings per share of $0.60, at the high end of our previously revised range and a penny above the current First Call consensus estimate. This compares to a record $0.63 reported in the same period last year. We saw continued strength in our regular-price selling during the period, particularly in September and early October.”

        “However, as previously stated, we experienced significantly weaker than anticipated markdown selling for our mid-season sale event. We believe this also caused an unexpected decline in our general customer traffic starting in mid-October, which contributed to a decrease in our regular-price selling towards the end of the period. The combination of these factors resulted in our third quarter earnings per share coming in below last year’s record level, but with net income at 8.5% of total Company sales, still a very healthy level of profitability.”

        Mr. Zetcher continued, “Regarding our store expansion program we opened 33 new stores during the quarter, bringing our total number of stores to 957 at the end of the period. These store openings included 10 Misses stores, 10 Petite stores, four Talbots Woman stores, three Talbots Mens stores, four Talbots Kids stores, one Talbots Accessories & Shoes store, and our first-ever separate Talbots Collection store. We remain on track to open 20 stores in the fourth quarter.”

(continued)

Page 3.

        “Looking ahead, we will be supporting our fourth quarter merchandise with an expanded marketing plan, which includes national television advertising, a variety of in-store events and special programs designed to reach both our core and less frequent customer.”

        “Nevertheless, given the level of inconsistency in last month’s sales trends, we feel it is prudent to remain cautious and we will wait until we are further into the period to better gauge our sales trends and earnings expectations for the fourth quarter,” concluded Mr. Zetcher.

        As previously announced, Talbots will host a conference call today, November 19, 2003 at 10:00 a.m. local time to discuss third quarter results. To listen to the live webcast please log on to http://www.talbots.com/about/investor.asp.  The call will be archived on its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until November 21, 2003. This call may be accessed by dialing (800) 753-9197.

        Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company operates 966 stores – 490 Talbots Misses stores, including 20 Talbots Misses stores in Canada and five Talbots Misses stores in the United Kingdom; 264 Talbots Petites stores, including two Talbots Petites stores in Canada; 41 Talbots Accessories & Shoes stores; 67 Talbots Kids stores; 73 Talbots Woman stores, including one Talbots Woman store in Canada; six Talbots Mens stores; one Talbots Collection Store; and 24 Talbots Outlet stores. Its catalog operation currently expects to circulate approximately 47 million catalogs worldwide in fiscal 2003. Talbots on-line shopping site is located at www.talbots.com.

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Page 4.

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “outlook,” “will,” or similar statements or variations of such terms. All of the “outlook” information (including future revenues, comparable sales, earnings and EPS, and other future financial performance or operating measures) constitutes forward-looking information. Our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company including assumptions and projections concerning store traffic, levels of store sales including regular-price selling, and customer preferences. Our forward looking statements involve material known and unknown risks and uncertainties as to future events which may or may not occur, including, effectiveness of the Company’s brand awareness and marketing programs, effectiveness and profitability of new concepts including the Mens concept, effectiveness of its e-commerce site, acceptance of Talbots fashions, the Company’s ability to anticipate and successfully respond to changing customer tastes and preferences and to produce the appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns, retail economic conditions including consumer spending, consumer confidence and a continued highly uncertain economy, and the impact of a continued highly promotional retail environment. In each case, actual results may differ materially from such forward-looking information. Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s Current Report on Form 8-K dated October 30, 1996 filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at 781-741-4500) as well as other periodic reports filed by the Company with the Securities and Exchange Commission and available on the Talbots website under “Investor Relations”, and you are urged to carefully consider all such factors. In light of the substantial uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a guarantee or representation that such forward-looking matters will in fact be achieved. The Company assumes no obligation for updating or revising any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements

(tables to follow)

THE TALBOTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Dollar amounts In thousands except per share data) (Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended

	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002

Net Sales	$408,148	$401,789	$1,192,764	$1,163,524

Costs and Expenses:
Cost of sales, buying and occupancy	233,974	224,896	717,344	681,596
Selling, general and administrative	118,055	116,333	341,360	331,966

Operating Income	56,119	60,560	134,060	149,962

Interest:
Interest expense	525	783	1,907	2,424
Interest income	76	75	188	341

Interest Expense - net	449	708	1,719	2,083

Income Before Taxes	55,670	59,852	132,341	147,879

Income Taxes	20,876	22,445	49,628	55,455

Net Income	$ 34,794	$ 37,407	$ 82,713	$ 92,424

Net Income Per Share:

Basic	$ 0.62	$ 0.64	$ 1.46	$ 1.56

Assuming Dilution	$ 0.60	$ 0.63	$ 1.43	$ 1.52

Weighted Average Number of Shares of
Common Stock Outstanding (in thousands):

Basic	56,363	58,100	56,583	59,175

Assuming Dilution	57,966	59,433	57,947	60,705

Cash Dividends Declared Per Share	$ 0.20	$ 0.18	$ 0.39	$ 0.35

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	November 1, 2003 (unaudited)	February 1, 2003 (audited)	November 2, 2002 (unaudited)

Cash and cash equivalents	$ 26,593	$ 25,566	$ 23,714
Customer accounts receivable - net	198,236	181,189	190,402
Merchandise inventories	215,910	175,289	216,394
Other current assets	63,648	53,854	58,390

Total current assets	504,387	435,898	488,900

Property and equipment - net	329,869	315,227	308,415
Intangibles - net	111,397	111,397	111,397
Other assets	12,295	9,403	8,726

TOTAL ASSETS	$957,948	$871,925	$917,438

Notes payable to banks	$ 9,000	$ --	$ 50,000
Accounts payable	49,360	48,365	54,207
Income taxes payable	32,115	11,590	27,307
Accrued liabilities	103,257	87,986	95,319

Total current liabilities	193,732	147,941	226,833

Long-term debt	100,000	100,000	100,000
Deferred rent under lease commitments	23,239	20,688	20,652
Deferred income taxes	5,116	2,921	2,875
Other liabilities	36,658	32,699	19,574
Stockholders' equity	599,203	567,676	547,504

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$957,948	$871,925	$917,438

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Thirty-Nine Weeks Ended

	November 1, 2003	November 2, 2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 82,713	$ 92,424
Depreciation and amortization	48,815	42,647
Deferred and other items	8,933	14,592
Changes in:
Customer accounts receivable	(16,931)	(18,178)
Merchandise inventory	(39,998)	(32,305)
Accounts payable	947	5,277
Income taxes payable	20,527	26,284
All other working capital	1,855	11,382

	106,861	142,123

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment, net of disposals	(65,466)	(75,754)
Proceeds from disposal of property and equipment	807	2

	(64,659)	(75,752)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under notes payable to banks	9,000	50,000
Proceeds from stock options	3,670	5,552
Cash dividends paid	(16,474)	(15,436)
Purchase of treasury stock	(38,146)	(101,387)

	(41,950)	(61,271)

EFFECT OF EXCHANGE RATES ON CASH	775	308

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,027	5,408

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	25,566	18,306

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 26,593	$ 23,714